Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
James River Bankshares, Inc.



      We consent to incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-99156, 333-07997, 333-07999 and 333-61329) of
James River Bankshares, Inc. of our report dated January 28, 1998 (except for Notes 1 and 17, as to which the date is February 17, 1999), relating to the consolidated balance sheets of James River Bankshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report of James River Bankshares, Inc.

GOODMAN & COMPANY, L.L.P.



131 Temple Lake Drive, Suite One
Colonial Heights, Virginia 23834
March 25, 1999